Exhibit 13.4

The Jamestown Advantage The Investment Strategy Target Assets Transforming your portfolio transforming spaces Invest in quality, innovative real estate Jamestown Across the United States Press FAQs & Resource Center Investor Login

The Jamestown Advantage The Investment Strategy Target Assets Jamestown Across the United States Press The Jamestown Advantage Headquartered in Atlanta, Jamestown is a design-focused real estate investment and management company with $11.5 billion of assets under management as of September 30, 2019, a track record of 35+ years, nearly 80,000 German individuals, U.S., and international institutional investors, 31 realized funds, and a clear mission: to transform spaces into hubs for innovation and community. Jamestown’s current and previous projects include Ponce City Market in Atlanta; Chelsea Market, Industry City, and One Times Square in New York City; Ghirardelli Square in San Francisco; and the Innovation and Design Building in Boston. Along with these properties, Jamestown invests and manages office, retail, grocery-anchored shopping centers, and residential buildings in markets around the world. Disclaimer: Information on and photography featuring Jamestown’s current and previous portfolio of projects and properties are not representative of Jamestown Invest 1, LLC’s investment strategy and are not representative of the scale of investments that Jamestown Invest 1, LLC intends to make. Further, there is no assurance that Jamestown Invest, 1 LLC will be able to achieve its investment objectives or to access investments like those identified. Prior performance is not indicative of future results.

The Jamestown Advantage The Investment Strategy Target Assets Jamestown Across the United States Press Learn More About Jamestown Invest Sign up for more information on Jamestown Invest First Name * Last Name * Email Address * ZIP Code* | | I am a U.S. citizen and U.S. resident, I agree to the Jamestown Privacy Policy and Terms of Use * * indicates required Need help getting started? Our investment team can assist you in learning more about Jamestown Invest. John Wilson Elyssa Marcus Andrew Mandel Kathryn Aquino Fund Manager Fund Management Investor Relations Client Coordinator FAQs & Resource Center Investor Login The Jamestown Advantage

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The Jamestown Advantage The Investment Strategy Target Assets Jamestown Across the United States Press The Jamestown Advantage The Investment Strategy Target Assets Jamestown Across the United States Press The Investment Strategy Jamestown’s built its reputation by developing vibrant, community-driven properties. With vertically integrated asset management, property management, architecture, design, retail leasing, and creative services, the Jamestown team has the ability to identify key market opportunities. What is Jamestown Invest? With a minimum investment of $2,500 made online, American investors can access a portfolio of quality, private commercial real estate that’s vetted and managed by Jamestown. The offering comes with no upfront fees to the investor. Market Opportunities in Atlanta and the Southeast Jamestown’s U.S. headquarters has been located in Atlanta, Georgia for 35+ years since the company’s founding. Jamestown’s experience in Atlanta is extensive, and Jamestown’s Investment Committee has a track record of understanding the local market and identifying investment opportunities.

Target Assets Investment Profile: Value-Add Investment Asset Classes: Mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels Investment Geography: Atlanta, Raleigh, Charleston, and other major metropolitan statistical areas across the United States Investment Size: $10 - $40 Million Download the Offering Circular For more information on Jamestown Invest 1, LLC, download and review the Offering Circular. The Offering Circular should be reviewed before making an investment decision. Investing in Jamestown Invest 1, LLC’s common shares is speculative and involves substantial risks. The “Risk Factors” section of the offering circular contains a detailed discussion of risks that should be considered before you invest. These risks include, but are not limited to, illiquidity, complete loss of invested capital, limited operating history, conflicts of interest and blind pool risk.

The Jamestown Advantage The Investment Strategy Target Assets Jamestown Across the United States Press Target Assets The Upper Westside Portfolio Learn more Southern Dairies @ Ponce City Market Learn more Disclaimer: Actual results may differ from those indicated in these financial projections and in such other forward-looking statements. Further, there is no assurance that Jamestown Invest 1, LLC will be able to achieve its investment objectives or to access targeted investments like those identified.

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The Jamestown Advantage | The Investment Strategy | Target Assets | Jamestown Across the United States | Press


Dunwoody
Sandy Springs
Chamblee
PDK
Riverside
ELLEN
Carey Park
Decatur
Atlanta
Cascade Heights
Panthersville
East Point
CORNELL
Forest Park
Lake City
Morrow

Southern Dairies @ Ponce City Market comprises approximately 79,960 square feet of creative office space located on North Avenue in Atlanta's Fourth Ward submarket, near Ponce City Market, the BeltLine Eastside Trail, Piedmont Park and Inman Park. Immediately surrounding the property are 13 communities with more than 2,800 Class A Multifamily units.

Listed on the National Registry of Historic Places, Southern Dairies initially functioned as a dairy distribution plant before undergoing a creative office conversion in 1998. Now, the Southern Dairies campus spans five buildings across 4.1 acres. As of July 1, 2019, Southern Dairies is 93% occupied by eleven tenants with a diversified rent roll including architectural, advertising, and real estate firms.

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Disclaimer: Actual results may differ from those indicated in these financial projections and in such other forward-looking statements. Further, there is no assurance that Jamestown Invest 1, LLC will be able to achieve its investment objectives or to access targeted investments like those identified.

The Jamestown Advantage The Investment Strategy Target Assets Jamestown Across the United States Press The Upper Westside Portfolio comprises approximately 223,521 square feet of flex- industrial space located in Atlanta’s Upper Westside submarket. This submarket has experienced an influx of creative users in recent years, many relocating here for quality showroom space at a relative value compared to options in Buckhead and Peachtree Hills and providing customers proximity to I-75/I-285 interstate access. The Upper Westside Portfolio includes four buildings that feature open spaces, high ceilings, natural light and ample parking. As of July 1,2019, the Upper Westside Portfolio is 60% occupied. Explore next project Disclaimer: Actual results may differ from those indicated in these financial projections and in such other forward-looking statements. Further, there is no assurance that Jamestown Invest 1, LLC will be able to achieve its investment objectives or to access targeted investments like those identified. Red Deer Saskatoon Jamestown Across the United States Regina Kelowna Medicine Hat * • Weyburn N.I. DUR. ® LaPaz ,,N TAM Disclaimer: Information on and photography featuring Jamestown’s current and previous portfolio of projects and properties are not representative of Jamestown Invest 1, LLC’s investment strategy and are not representative of the scale of investments that Jamestown Invest 1, LLC intends to make. Further, there is no assurance that Jamestown Invest 1, LLC will be able to achieve its investment objectives or to access investments like those identified.

The Jamestown Advantage The Investment Strategy Target Assets Jamestown Across the United States Press Press Atlanta Jewish Times

Bronfman’s Well-Deserved High Profile Georgia Forestry Urban Champions: Sharing the Value and Importance of Working Forests in Metro Atlanta Surface America’s Industrial Past Offers a Vision of Its Post-Mall Future Sep 12, 2019 Greenlane Enters Agreement with Jamestown to Expand Higher Standards Retail Stores Boston Magazine 10 Things you Didn’t Know About the Century-Old Innovation and Design Building Feb 28, 2019 Seeking an Edge, U.S. Landlords Turn to Tenant Experience Apps Feb 11, 2019 Executive Profiles: Jamestown CEO Matt Bronfman San Francisco SF’s Historic Ghirardelli Square Nearly Full with Food Focus Chronicle Forbes Ponce City Market Preserves the Past and Defines the Future of Workspaces For press inquiries, contact press@iamestowninvest.com Disclaimer: Information on and photography featuring Jamestown’s current and previous portfolio of projects and properties are not representative of Jamestown Invest 1, LLC’s investment strategy and are not representative of the scale of investments that Jamestown Invest 1, LLC intends to make. Further, there is no assurance that Jamestown Invest 1, LLC will be able to achieve its investment objectives or to access investments like those identified. Offering Circular Table of Contents Investment Documents 1. Jamestown Invest 1. LLC Preliminary

The Jamestown Advantage The Investment Strategy Target Assets Jamestown Across the United States Press Offering Circular Amendment No. 2 2. Jamestown Invest 1. LLC Preliminary Offering Circular Amendment No. 1 3. Jamestown Invest 1. LLC Offering Circular

The Jamestown Advantage The Investment Strategy Target Assets Jamestown Across the United States Press Privacy Policy & Terms of Use Updated February 28, 2019 Privacy Policy Jamestown L.P. and its affiliates, subsidiaries, and related companies (“us” or “we”) are dedicated to protecting the privacy of your personal information. This Privacy Policy describes our practices related to the collection, use, storage and disclosure of information we collect from or about you on our website or other services we may provide to you, including Wi-Fi services(together with our website, the “Services”). Your use of the Services, which may include a wireless internet service, may be subject to other terms and conditions. By using any of the Services, you are permitting us to collect, use, store and disclose your personal information in accordance with this Privacy Policy. If you do not wish to share your personal information, we will not be able to provide you with the Services. This policy also explains your choices about how we use information about you. Your choices include how you can object to certain uses of information about you and how you can access and update certain information about you. This Privacy Policy does not apply to the practices of companies that we do not own or control, or to people who we do not employ or manage. Transmissions using the Services are not encrypted. Accordingly, please read this policy carefully to understand our practices with respect to your personal information. You should carefully consider whether to submit sensitive information that you would not want made public, and should recognize that your use of the Services is solely at your own risk.

© 2019 Jamestown. All rights reserved. NOTICE: This site is operated by Jamestown, LP (“Jamestown”). Jamestown intends to sponsor a public offering pursuant to Regulation A under the Securities Act of 1933, as amended. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person’s indication of interest involves no obligation or commitment of any kind. Copies of the preliminary offering statement for the Regulation A offering may be obtained by visiting www.jamestowninvest.oom/QO. Jamestown is not a registered broker-dealer. Jamestown does not give investment advice, endorsement, analysis or recommendations with respect to any securities. All securities on this site are being offered by, and all information included in this communication is the responsibility of, the applicable issuer of such securities. Jamestown has not taken steps to verify the adequacy, accuracy, or completeness of such information. Neither Jamestown nor any of its officers, directors, agents and employees makes any warranty, express or implied, of any kind related to the adequacy, accuracy or completeness of any such information on this site or the use of such information on this site. This website is only suitable, intended and available for residents of the US who are familiar with and willing to accept the risks associated with private investments and able to bear the loss of their entire investment. The offering on this site is conducted by North Capital Private Securities Corporation, Member FINRA/SIPC located at 623 East Ft. Union Blvd., Suite 101, Salt Lake City, UT 84047. NCPS does not make investment recommendations and no communication should be construed as a recommendation for any security offered. You can review the brokercheck for NCPS here. By accessing this site and any pages thereof, you agree to be bound by the Privacy Policy and Terms of Use. All prospective investors must certify that they meet the suitability standards and must acknowledge that they have received and read all investment materials. The securities offering in this communication is speculative. There is a potential for loss of part or ALL of investment capital. Neither the SEC nor any federal or state securities commission or regulatory authority has recommended or approved any investment or reviewed the accuracy or completeness of any of the information or materials in this communication. Prior results are not indicative of future performance and any “forward looking statements” or returns shown on the website are illustrative examples only and actual results may vary materially. All investors must make their own determination of whether or not to make any investment, based on their own independent evaluation of the investment and their risk tolerance.